Moody National REIT II 8-K

EXHIBIT 99.1

Transcript of Video Message from Brett C. Moody:

Good morning. Following the recent board meeting, I wanted to share a few updates with our stockholders as well as our broker-dealer and financial advisor relationships.

With the relaxation or elimination of restrictions and other measures imposed due to the COVID-19 pandemic, rising vaccination rates and increased travel, the Moody National REIT II (“REIT II”) fifteen- hotel portfolio generated more than double the total revenue for the Quarter ending June 30th compared to the same period in 2020.  More specifically, hotel revenue increased by $8.4 million to $14.9 million.

In the 2nd Quarter, REIT II experienced an increase in both occupancy and Average Daily Rate in most markets.  SMERF travel continues to lead demand, but we have been encouraged to see a slight increase in corporate travel.  Many of our local negotiated accounts have announced business travel will resume in the third and fourth quarter.  With that said, the new Delta variant is concerning to our industry and will impact corporate travel if vaccinations don’t start to increase.  We remain hopeful that the Delta variant will be sufficiently contained to not impede hotel room demand in our rather resilient markets, as the month of October is historically one of the busiest months for corporate travel.

Year to date, the REIT II portfolio is up 14.4% in Revenue Per Available Room, which is just about in-line with the competitive set which was up 15.3% in the same period.  Keep in mind that if our hotel portfolio outperforms the competitive set the previous quarter, the competitive set has more ability to increase at higher percentage than our portfolio the next quarter.

STR and Tourism Economics recently upgraded the U.S. hotel forecast for 2021. Specifically, STR projects a 33.4% increase in room demand, a 31.5% increase in occupancy, 12% increase in Average Daily Rate, and a 47.3% increase in Revenue Per Available Room. STR continues to project a full recovery of demand in 2023, while Revenue Per Available Room is projected to surpass 2019 levels in 2024.  We will continue to monitor these projections in light of the Delta variant previously mentioned.

Understandably, we continue to receive questions from investors and advisors on projected timing of commencement of distributions and REIT II’s share repurchase program. By way of reminder from prior correspondence, before we reach an environment where distributions and the resumption of the share repurchase program is a possibility, REIT II must first pay back all forborne amounts to senior lenders in accordance with the applicable loan modification agreements. We have been discussing the need to obtain a credit facility to reach this objective. In order to work expeditiously to that end, Moody has stepped up to be the first lender.

In our prior video correspondence, I mentioned the related party note from Moody Capital to REIT II for $8 million as of March 31, 2021. By way of update, the first related party note has reached its maximum amount of $10 million. Additionally, Moody Capital has made a series of subsequent advances to REIT II totaling just over $4 million which has been memorialized as the “Second Related Party Note.” Like the first note, this loan has a maximum aggregate loan amount of $10 million.  All amounts borrowed under the Second Related Party Note plus all accrued interest thereon, will be due and payable in full on June 30, 2024, provided that REIT II may extend such maturity date for up to two years at its discretion. Interest on the Second Related Party Note will accrue effective June 30, 2021. For more details on each of the loans, please see the latest REIT II Form 10-Q filed August 16, 2021, which we have also made available on our website.

While the aggregate maximum available loan amounts of $20 million will be very helpful to navigate 2021, there will be a need for additional infusion, particularly if the Delta variant causes further disruption in demand.  As we have stated from the beginning, the number one objective is to preserve and protect your investment. Up until now, this has been accomplished through rigorous property level management and relentless communication and negotiation with our lenders. We are hopeful that, despite concerns over the Delta variant, the Fall will bring resilient travel and an increase in room night demand for the REIT II portfolio.

Please continue to check MoodyNationalREIT.com for future updates. We intend to produce these video messages every quarter and if there’s a notable update, we will provide that communication as well.

Thank you for your continued patience and support.

THIS COMMUNICATION DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SECURITIES